Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cape Bancorp, Inc.:

We consent to the use of our report dated March 15, 2013, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Cape Bancorp, Inc. and subsidiaries (the Company) for the year ended December 31, 2012, incorporated herein by reference, which report appears in the December 31, 2014 annual report on Form 10-K of the Company, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

KPMG LLP

Philadelphia, Pennsylvania

March 14, 2016